Onvia, Inc. Reports Fourth Quarter and Annual 2016 Results

Subscription Revenue increased 6% to $22.9 million for 2016;

Russ Mann appointed President and Chief Executive Officer

SEATTLE, Feb. 28, 2017 /PRNewswire/ -- Onvia, Inc. (NASDAQ: ONVI), a leading commerce intelligence company in the business-to-government (B2G) marketplace, announced its financial results for the fourth quarter and year ended December 31, 2016.

2016 Financial Highlights

  Subscription revenue up 6% to $22.9 million vs. $21.5 million in 2015
  Total revenue up 4% to $24.6 million vs $23.6 million in 2015
  Adjusted EBITDA* of $1.9 million compared to $1.9 million in 2015
  Net loss of $813,000 compared to a net loss of $486,000 in 2015, includes $487,000 in CEO transition costs and $446,000 in accelerated software amortization

Q4 2016 Financial Highlights

  Subscription revenue up 7% to $5.9 million compared to Q4 2015
  Total revenue increased 5% to $6.3 million compared to Q4 2015
  Adjusted EBITDA* of $602,000 in Q4 2016  compared to $513,000 in Q4 2015
  Net loss of $215,000 in Q4 2016 vs. $98,000 in Q4 2015, includes $201,000 in CEO transition costs and $241,000 in accelerated software amortization

* Adjusted EBITDA is a non-GAAP Financial measure. See "Use of Non-GAAP Financial Information" below.

Q4 2016 Operational Performance Summary

	Q4 16	Q3 16	Change %	Q4 15	Change %

Annual Contract Value (ACV) (in millions)
Strategic Accounts	$ 18.5	$ 18.2	2%	$ 17.1	8%
Small Business	4.7	4.7	0%	4.9	-4%
Total ACV	$ 23.2	$ 22.9	1%	$ 22.0	5%

Client Count
Strategic Accounts	1,420	1,400	1%	1,325	7%
Small Business	1,480	1,520	-3%	1,675	-12%
Total Clients	2,900	2,920	-1%	3,000	-3%

Annual Contract Value per Client (ACVC)
Strategic Accounts	$13,144	$12,947	2%	$12,846	2%
Small Business	3,156	3,071	3%	2,888	9%
Total ACVC	$ 8,024	$ 7,824	3%	$ 7,283	10%

Content Licenses (in millions)	$ 1.2	$ 1.4	-14%	$ 1.6	-25%

The above presentation provided visibility into the growth of Strategic Accounts from our 2016 initiatives and the impact of Small Business on ACV. Small Business has stabilized and for competitive reasons we will return to our historical summary presentation of key metrics in 2017. For more information about ACV and ACVC, see "Key Metric Definitions" below.

Management Discussion

Onvia's goal is to become the leading commerce intelligence system at the center of the business-to-government, or B2G, marketplace. We believe that by building trusted connections between businesses and governments we can make this extremely large, yet fragmented market more effective and efficient. To create these trusted connections, we have established three objectives upon which we focus our efforts:

  Increase our content coverage to become the authority in B2G commerce intelligence and analysis
  Leverage our proprietary technology, including industry ontologies, business rules and search capabilities to consistently deliver highly targeted, proprietary data
  Develop workflow tools and integrations to help businesses efficiently qualify and pursue revenue opportunities and to help agencies procure more effectively.

In 2016 we made good progress against these three goals. First, we successfully launched Onvia Exchange which provides participating agencies with the data they need to connect with vendors and improve their procurement process. We are pleased with the level of agency adoption to date and participating agencies should begin to provide new and unique procurement content to Onvia Exchange later this year, further expanding Onvia's already robust content coverage. This expanded content coverage will allow us to further enhance the insight and analysis we provide to the B2G market. Second, all Onvia clients were migrated to Onvia 7's tag-based search paradigm which organizes procurement data using advanced data science, ontologies and machine learning to provide more accurate and targeted insights to our clients. In addition, Onvia 7 automates a large part of the data curation process, which provides the capacity to efficiently process significantly larger content volumes. Finally, we improved our workflow enablement tools to help clients maximize the value of our information. We released data integration into two leading CRM systems in 2016, Salesforce and Microsoft Dynamics, and made significant progress on our Onvia 8 workflow release scheduled throughout 2017.

In January 2017 we announced that Russ Mann joined Onvia as President and Chief Executive Officer effective January 30th. Russ has a strong background in accelerating top line revenue growth, innovating market changing products and creating value for shareholders.

"I have been working as part of the Onvia team for nearly a month, and I am more excited than ever about our opportunity to dynamically change the B2G marketplace," stated Mr. Mann. "We have the right team in place, an extremely loyal client base, proprietary technologies and a robust database of procurement content. Our foundation is extremely strong from which to innovate new solutions, reduce friction in the procurement process and create value for governments, businesses, shareholders and society at large. We will discuss any new strategic goals for 2017 and beyond at a later date."

Fourth Quarter and Annual 2016 Results

Subscription revenue for the quarter ended December 31, 2016 grew 7% to $5.9 million compared to the same period in 2015. Throughout 2016 we made significant investments in product development and content marketing programs to accelerate revenue growth and create leverage from our business model. These investments began to contribute to revenue growth in the second half of 2016. For the year ended December 2016, subscription revenue grew 6% over 2015.

ACV for Strategic Accounts grew $1.4 million, or 8%, in the fourth quarter of 2016 over the same period last year. The growth in ACV primarily reflects improved results in acquisition sales as a result of improved sales execution and content marketing programs. Small Business (legacy accounts) represents clients outside of our strategic target market that have been subscribers since before 2011, when we originally transitioned away from the small business market. Total ACV grew 5% in Q4 2016 compared to the same period in the prior year.

For the twelve months ended December 31, 2016, dollar retention was 89%, compared to 88% in the same period last year. Dollar retention is a measurement of how effectively the Client Success team has retained, achieved price increases and expanded existing subscription contracts. This measurement can fluctuate from period to period due to the mix of first year and tenured clients expiring in each period, as well as the volume of pricing and contract expansions in a particular. For more information about dollar retention, see "Key Metric Definitions" below.

Operating expenses in the fourth quarter of 2016 increased 11% to $5.9 million from $5.3 million in the same period of 2015. The increase in comparative periods is primarily due to investments in our product team to support Onvia 8 and Onvia Exchange and in leadership roles in sales and marketing and due to accelerated amortization of internal software costs of $241,000 (explained further below). In addition, general and administrative costs associated with our CEO transition of approximately $201,000 were incurred in the fourth quarter of 2016.

2016 operating expenses increased 8%, or $1.6 million, to $22.5 million compared to $20.9 million in 2015, due to the growth related initiatives in sales, marketing and product development discussed above. 2016 expenses also include the acceleration of internal use software amortization of $446,000 and CEO transition costs of $487,000. We expect to incur additional transition costs in the first half of 2017.

Our current product roadmap is focused on improving client workflows and the usability of our platform. These new enhancements as part of our Onvia 8 release will replace existing processes and features of software assets currently capitalized on our balance sheet. We determined that the estimated useful lives of the affected capitalized costs must be shortened to coincide with the estimated release of the new enhanced features and functions. We have accelerated the amortization of $962,000 in internal software costs beginning in the third quarter of 2016 through the third quarter of 2017.

Adjusted EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization, and non-cash stock-based compensation) for the quarter ended December 31, 2016 increased to $602,000 from $513,000 in Q4 2015. Adjusted EBITDA for the full year of 2016 was flat with the prior year at $1.9 million. Adjusted EBITDA for 2016 and 2015 does not include the full incentive compensation that could have been earned had the company achieved the results required to fund executive compensation arrangements. In addition, due to the Company's small size, increased variable sales costs and investment may exceed the incremental revenue generated each period, which could negatively impact short term Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure.

At December 31, 2016, cash, cash equivalents and available for sale investments increased to $7.1 million compared to $6.8 million at the end of 2015. In December 2015, the Company repurchased 349,497 shares of common stock at a price of $3.00 per share for an aggregate cost of $1,048,491. The repurchased shares are held by the Company as treasury stock and are excluded from outstanding shares for the purposes of earnings per share calculations.

Conference Call

Onvia will hold a conference call later today (February 28, 2017) to discuss its fourth quarter and year end results. Onvia's CEO, Russ Mann, and CFO, Cameron Way, will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management's presentation.

To participate in the call, dial the appropriate number 5-10 minutes prior to the start time, request the Onvia conference call and provide the conference ID:

Date: Tuesday, February 28, 2017
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Dial-In Number: 1-888-632-3382
International: 1-785-424-1667
Conference ID#: ONVIA

The conference call will be broadcast simultaneously and available for replay via the investor section of Onvia's website at http://www.onvia.com/company/investor-relations. If you have any difficulty connecting with the conference call, please contact Cameron Way at 206-373-9034.

A replay of the call will be available after 7:30 p.m. Eastern Time on the same day and until March 28, 2017:

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay pass-code: 123035

Use of Non-GAAP Financial Information

Adjusted EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income, operating income or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of the company's liquidity. Onvia defines Adjusted EBITDA as net income / (loss) before interest expense and other non-cash financing costs; interest and miscellaneous income; taxes; depreciation; amortization; and non-cash stock-based compensation. Other companies (including Onvia's competitors) may define Adjusted EBITDA differently. Onvia presents Adjusted EBITDA because it believes Adjusted EBITDA to be an important supplemental measure of performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in similar industries and size. Management also uses this information internally for forecasting and budgeting. It may not be indicative of the historical operating results of Onvia nor is it intended to be predictive of potential future results. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of results as reported under GAAP. See "Reconciliation of GAAP Net Loss to Adjusted EBITDA" below for further information on this non-GAAP measure and for a reconciliation of GAAP Net Loss to Adjusted EBITDA for the periods indicated.

Onvia, Inc.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2016	2015	2016	2015

GAAP net loss	$ (215)	$ (98)	$ (813)	$ (486)

Reconciling items from GAAP to adjusted EBITDA
Interest and other income, net	(10)	12	(38)	(18)
Depreciation and amortization	782	556	2,536	2,322
Stock-based compensation	45	43	198	121

Adjusted EBITDA	$ 602	$ 513	$ 1,883	$ 1,939

Key Metric Definitions

Onvia also supplements its financial statements in this release and in its annual report on Form 10-K and quarterly reports on Form 10-Q with a calculation of Annual Contract Value (ACV) and dollar retention. Onvia presents these metrics in aggregate and separately for the Strategic Accounts and Small Business (legacy accounts) sales channels. These metrics are not financial measures calculated and presented in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be considered as an alternative to revenue or any other financial measures so calculated. Management uses this information as a basis for planning and forecasting core business activity for future periods and believes it is useful in understanding the results of its operations.

ACV represents the annualized aggregate revenue value of all subscription contracts as of the end of the quarter. ACV is driven by Annual Contract Value per Client (ACVC) and the number of clients. Most of Onvia's revenues are generated from subscription contracts, which are typically prepaid and have a minimum term of one year, with revenues recognized ratably over the term of the subscription. Onvia also receives revenue from multi-year content distribution partnerships, stand-alone management reports, document download services, and list rental services, which are not included in the calculation of ACV.

Dollar retention is calculated on a percentage basis by dividing the contract value of subscription contracts renewed, including the value of contract upgrades, during the most recent twelve-month period by the total value of subscription contracts expiring over the same period. Dollar retention measures the percentage of dollars retained from the population of expiring contracts over a twelve month period.

Strategic Accounts are those clients from a target market that are believed to have a long term strategic interest in the state and local government market. Small Business (legacy accounts) clients are primarily long term customers that were acquired prior to a change in go-to-market strategy in 2011. Clients that subscribe to our new self-service Small Business solution are not included in Small Business (legacy accounts).

Forward-Looking Statements

In addition to the historical information, this release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Words such as "believe," "intend," "plan," "expect," "should," "indicate" or the negative of these and similar expressions are intended to identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not a forward-looking statement. Forward-looking statements contained in this release may relate to, but are not limited to, statements regarding Onvia's future results of operations, Onvia's future financial flexibility and future cash flows and Onvia's future product and content offerings. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia fails to increase and retain contract value of customers; Onvia fails to execute properly on new products, or customers fail to adopt these products or services; Onvia's investment in the Onvia platform and new content fail to improve sales penetration and client retention rates; and changes made to Onvia's technology infrastructure fail to handle the increased demands on its infrastructure caused by increasing network traffic and the volume of aggregated data. Additional information on factors that may impact these forward-looking statements can be found in the "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections, as applicable, in Onvia's Annual Report on Form 10-K for the year December 31, 2015.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Factors or events that could cause Onvia's actual results to differ may emerge from time to time, and it is not possible for Onvia to anticipate all of them. Onvia assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this presentation as a result of new information or future events or developments, except as may be required by law.

About Onvia

Onvia (NASDAQ: ONVI) is the leading commerce intelligence company at the core of the business-to-government (B2G) marketplace. Applying advanced technologies and domain expertise, Onvia curates data about millions of exchanged contracts, agencies and decision makers, vendors and channels, projects and investment plans, awards records and market trends. Our B2G Intelligence System (B2GIS) delivers quality leads, process agility and strategic foresight, equipping companies of all sizes to grow their public sector business and government agencies to gain procurement efficiency. Resolving the friction in this vital, complex, multi-trillion-dollar marketplace, we create mutual value for private and public sectors, taxpayers and society at large.

Visit https://www.onvia.com to explore what makes business, government and media trust Onvia for B2G market insights.

Onvia, Inc.
Condensed Consolidated Statements of Operations
Three and Twelve Months Ended December 31, 2016 and December 31, 2015

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
	(Unaudited)		(Unaudited)
	(In thousands, except per share data)		(In thousands, except per share data)

Revenue
Subscription	$ 5,874	$ 5,488	$ 22,851	$ 21,536
Content license	307	410	1,357	1,705
Management information reports	95	24	191	133
Other	36	40	168	214

Total revenue	6,312	5,962	24,567	23,588

Cost of revenue	683	772	2,878	3,186

Gross margin	5,629	5,190	21,689	20,402

Operating expenses:
Sales and marketing	3,002	2,856	12,060	11,108
Technology and development	1,713	1,482	6,349	5,845
General and administrative	1,139	938	4,131	3,953

Total operating expenses	5,854	5,276	22,540	20,906

Loss from operations	(225)	(86)	(851)	(504)

Interest and other income, net	10	(12)	38	18

Loss before income tax	(215)	(98)	(813)	(486)

Provision for income taxes	-	-	-	-

Net loss	$ (215)	$ (98)	$ (813)	$ (486)

Basic and diluted net loss per common share	$ (0.03)	$ (0.01)	$ (0.11)	$ (0.07)

Basic and diluted weighted average shares outstanding	7,136	7,435	7,130	7,421

ONVIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
	(Unaudited)
	(In thousands, except share data)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 2,306	$ 1,483
Short-term investments, available-for-sale	4,817	5,275
Accounts receivable, net of allowance for doubtful accounts of $32 and $42	1,543	1,298
Prepaid expenses and other current assets	1,035	1,075

Total current assets	9,701	9,131

Property and equipment, net of accumulated depreciation	844	1,036
Internal use software, net of accumulated amortization	5,480	5,091
Other long-term assets	263	260

Total long term assets	6,587	6,387

TOTAL ASSETS	$ 16,288	$ 15,518

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$ 851	$ 499
Accrued expenses	1,534	937
Unearned revenue, current portion	9,500	9,040
Other current liabilities	134	103

Total current liabilities	12,019	10,579

LONG TERM LIABILITIES:
Unearned revenue, net of current portion	41	64
Deferred rent, net of current portion	529	575
Other long-term liabilities	16	43

Total long term liabilities	586	682

TOTAL LIABILITIES	12,605	11,261

STOCKHOLDERS' EQUITY:
Preferred stock; $.0001 par value: 2,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock; $.0001 par value: 11,000,000 shares authorized; 8,717,788 and 8,643,460 shares issued; and 7,125,484 and 7,400,653 shares outstanding	1	1
Treasury stock, at cost: 1,592,304 and 1,242,807 shares	(5,446)	(5,446)
Additional paid in capital	354,448	354,212
Accumulated other comprehensive gain	-	(3)
Accumulated deficit	(345,320)	(344,507)

Total stockholders' equity	3,683	4,257

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 16,288	$ 15,518

Onvia, Inc.
Condensed Consolidated Statements of Cash Flows
Twelve Months Ended December 31, 2016 and December 31, 2015

	Twelve Months Ended December 31,
	2016	2015
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (813)	$ (486)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,536	2,322
(Gain)/Loss on sale of property and equipment	(4)	19
Stock-based compensation	198	121
Change in operating assets and liabilities:
Accounts receivable	(245)	437
Prepaid expenses and other assets	37	(471)
Accounts payable	99	(247)
Accrued expenses	597	(161)
Unearned revenue	437	220
Deferred rent	(16)	4

Net cash provided by operating activities	2,826	1,758

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	(321)	(408)
Additions to internal use software	(2,185)	(1,802)
Purchases of investments	(6,995)	(9,120)
Sales of investments	252	1,665
Maturities of investments	7,204	8,614
Proceeds from the sale of equipment	4	8

Net cash used in investing activities	(2,041)	(1,043)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease obligations	-	-
Repurchase of stock	-	(1,048)
Proceeds from exercise of stock options and purchases under employee stock purchase plan	38	239

Net cash provided by / (used in) financing activities	38	(809)

Net decrease in cash and cash equivalents	823	(94)

Cash and cash equivalents, beginning of period	1,483	1,577

Cash and cash equivalents, end of period	$ 2,306	$ 1,483

CONTACT: Onvia Contacts: Cameron Way, Chief Financial Officer, Tel 206-373-9034, cway@onvia.com